Exhibit 10.3

Execution

DEBENTURE CONVERSION AGREEMENT

THIS DEBENTURE CONVERSION AGREEMENT (this “Agreement”) is made as of this 29th day of December, 2015, by and between Lilis Energy, Inc., a Nevada corporation (the “Company”), T.R. Winston & Company, as placement agent in the transactions through which the Holders purchased the Conversion Debentures, and continues to act as collateral agent in connection with the Conversion Debentures (“TRW”), and the parties designated on Exhibit A hereto as Holders (each a “Holder” and together the “Holders”).

RECITALS

WHEREAS, as of the date of this Agreement, there is $6,846,465 in outstanding aggregate principal amount of the Company’s 8% Senior Secured Convertible Debentures (the “Conversion Debentures”), which are convertible into shares of common stock of the Company, par value $0.0001 (the “Common Stock”), according to the terms of the Conversion Debentures;

WHEREAS, the Holders currently hold Conversion Debentures with aggregate outstanding principal amounts as set forth opposite each Holder’s name on Exhibit A attached hereto;

WHEREAS, TRW acted as placement agent in the transactions through which the Holders purchased the Conversion Debentures, and continues to act as collateral agent in connection with the Conversion Debentures;

WHEREAS, on January 31, 2014, a debenture conversion agreement was entered into between the Company, TRW and the Holders, pursuant to which $9,000,000 in aggregate principal amount of the Debentures (the “Initial Converting Debentures”) was converted into shares of Common Stock at a conversion price of $2.00 and each Holder received one warrant to purchase one share of Common Stock at an exercise price equal to $2.50 per share with an exercise term of 3 years from their respective dates of issuance;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger with Brushy Resources, Inc. (the “Transaction”), which requires the conversion of the aggregate principal outstanding under such Holder’s Conversion Debentures into an aggregate of 13,692,930 shares of Common Stock; and

WHEREAS, in connection with the Transaction, the Company intends to file an S-4/Joint Proxy Statement, which will include a proposal to the Company’s stockholders to seek approval (“Stockholder Approval”) for the conversion of the Conversion Debentures on the terms set forth above.

AGREEMENT

NOW, THEREFORE, BE IT RESOLVED, that in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

2.             Agreement to Convert Debentures. The Company and each Holder hereby agree that upon execution of this Agreement (i) Holder consents to the Transaction for purposes of the negative covenants in the Conversion Debentures; (ii) upon the receipt of Stockholder Approval as described above, Holder will be deemed to have converted such Holder’s Conversion Debentures without any further action by the Holder, into shares of Common Stock as determined by dividing the aggregate principal amount of such Holder’s Conversion Debenture by $0.50 (the “Conversion Stock”) and (iii) that in consideration of the forgoing and on the Conversion Date, any right to payments owed as accrued and unpaid interest (whether in cash or kind) on the Conversion Debentures is hereby waived and forfeited and no interest on the Conversion Debentures will be due and payable.

3.             Company’s Representations and Warranties.  The Company represents and warrants that each share of the Conversion Stock will be duly authorized, validly issued, fully paid and nonassessable.

4.             Holders’ Representations, Warranties, Covenants and Agreements.  Each Holder hereby represents and warrants to, and covenants and agrees with, the Company as follows:

Such Holder is the record and beneficial holder of the Conversion Debentures set forth opposite such Holder’s name on Exhibit A attached hereto, free and clear of any liens and encumbrances.

(a)           Such Holder has had complete and unrestricted access to all material information about the Company that could affect such Holder’s decision to agree to the Conversion.  As a result of such Holder’s access to all such material information, such Holder acknowledges that such Holder is fully informed and knowledgeable about the Company, its business, operations and plans, and has therefore made a fair and reasoned decision to consent to the Conversion.

(b)           Such Holder acknowledges that an investment in the Conversion Stock involves a substantial degree of risk and is suitable only for persons with adequate means who have no need for liquidity in their investments.

(c)           Such Holder has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Conversion Stock and the suitability of the investment for such Holder.

(d)           Such Holder is effecting the Conversion for investment purposes only and has no present intention to sell or exchange the Conversion Stock. Such Holder has adequate means for providing for his or her current needs in any foreseeable contingency, and such Holder has no need to sell the Conversion Stock in the foreseeable future.

(e)           Such Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

(f)           Such Holder acknowledges that no federal or state agency has made any finding or determination as to the fairness of the Conversion, nor any recommendation or endorsement, of the issuance of the Conversion Stock in connection with the Conversion.

(g)           Such Holder acknowledges that none of the Conversion Stock has been registered under the Securities Act of 1933, as amended (the “Act”), or the blue sky laws of any state.

(h)           Such Holder understands that, in issuing the Conversion Stock, the Company has relied upon an exemption from registration provided in the Act and upon the foregoing representations and warranties of such Holder.

(i)            Such Holder hereby acknowledges that Holder has relied on his or her own independent tax counsel regarding the tax effects, if any, of the Conversion.

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(j)            Such Holder hereby covenants and agrees that it shall not sell, transfer, assign, convey or otherwise dispose of any Conversion Debenture held by such Holder, until such time as the Company has requested and failed to receive, Stockholder Approval.

5.             Release of Security and Indebtedness.

(a)           Upon each Holder’s receipt of a certificate evidencing the number of shares of Common Stock in accordance with the terms hereof, in exchange for the cancellation in full of the Conversion Debentures held by the Holder on or before the Conversion Date pursuant to this Agreement and in lieu of payment in cash of the Company’s indebtedness to Holder, Holder hereby (i) acknowledges and agrees that receipt of the Conversion Stock will constitute payment in full and complete satisfaction of the Conversion Debentures held by the Holder, and (ii) agrees that effective upon receipt by Holder of the Conversion Stock (a) all security interests, mortgages and other liens, if any, which the Company may have granted to Holder, or which Holder may otherwise possess with respect to any assets or properties of the Company, shall automatically be released and terminated, and (b) the Company shall have no further liabilities or obligations to Holder.

(b)           Each Holder (1) will cause TRW to file, any UCC-3 financing statement terminating Holder’s liens in any assets or properties of the Company and if TRW does not file such termination statement promptly upon request, each Holder authorizes the Company to file such a termination statement, (2) agrees to promptly execute and deliver the Company or such other party as the Company may direct in writing following payment in full of the Conversion Stock, such Uniform Commercial Code financing statement amendments, terminations, releases, or other agreements and documents, as the Company may request to evidence the release and termination of Holder’s liens in any assets or properties of the Company including, but not limited to, releases of all mortgages made by the Company in favor of Holder and (3) authorizes the Company, or its designees, to take any other action reasonably necessary to effect the foregoing.

(c)           Each Holder, on behalf of itself and its successors and assigns, do hereby forever release, discharge and acquit the Company and each of its subsidiaries, affiliates, officers, members, managers, agents and employees, and their respective successors, heirs, and assigns, and each of them (collectively and severally, “Releasees”) of and from any and all of the following: claims, demands, obligations, liabilities, indebtednesses, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of actions, debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, attorneys’ fees, losses and expenses, of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore, now existing or hereafter arising, or which could, might, or may be claimed to exist, or whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length other than the Company’s obligations under this Agreement.

(d)           If Holder is afforded the protections of the Civil Code of California, each Holder further acknowledges that the release contained herein includes relinquishing all rights and benefits afforded by Section 1542 of the Civil Code of California (“Section 1542”), which provides as follows:

“A general release does not extend to claims which the [Holder] does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the Company.”

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Holder understands and acknowledges the significance and consequences of a specific waiver of Section 1542, that Holder intends to waive, and assume the risk relating to, existing but as yet unknown claims and have been encouraged by the Releasees to consult independent legal counsel in relation to Holders’ relinquishment of all rights and benefits afforded by Section 1542.

6.             Miscellaneous.

(a)           All capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Conversion Debentures.

(b)           Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(c)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(d)           This Agreement shall be binding on and inure to the benefit of each party hereto and his or its legal representatives, successors and assigns.

(e)           This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

(f)            This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)           The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement;

(h)           This Agreement constitutes the entire agreement between and among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between and among the parties with respect to the subject matter hereof and thereof.  No provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder;

(i)            In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby;

(j)            Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)           Each Holder agrees that irreparable damage to the Company would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

[Signatures Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LILIS ENERGY, INC.

By	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

Address for Notices:

Lilis Energy, Inc.
216 16th Street
Suite 1350
Denver, CO 80202
Attention: Chief Financial Officer
Telephone: 303-893-9000
Fax: (303) 957-2234

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PLACEMENT AND COLLATERAL AGENT:

T.R. Winston & Company, LLC, a Delaware limited liability company

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Chairman & CEO

HOLDERS:

EZ Colony Partners, LLC, a Delaware limited liability company

/s/ Marc Ezralow
Name:	Marc Ezralow as Trustee of the Marc
Ezralow 1997 Trust
Title:	Manager and Member

Jonathan & Nancy Glaser Family Trust DTD 12/16/1998 Jonathan M. Glaser and Nancy E. Glaser TTEES

/s/ Jonathan Glaser
Name:	Jonathan Glaser
Title:	Trustee

Wallington Investment Holdings, Ltd.

/s/ Pierre Caland
Name:	Pierre Caland
Title:	Director

Steven B. Dunn and Laura Dunn Revocable Trust DTD 10/28/10, Steven B. Dunn & Laura Dunn TTEES

/s/ Steven B. Dunn
Name:	Steven B. Dunn
Title:	Trustee

G. Tyler Runnels and Jasmine N. Runnels TTEES The Runnels Family Trust DTD 1-11-2000

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Trustee

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EMSE, LLC, a Delaware limited liability company

/s/ Marc Ezralow
Name: Title:	Marc Ezralow as Trustee of the Marc Ezralow 1997 Trust Manager and Member

Address for Notices (all Holders):
T.R. Winston & Company, LLC
2049 Century Park East
Suite 320
Los Angeles, CA 90067

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EXHIBIT A

Holder	Total Outstanding Amount (Excluding Interest)	Total Outstanding Amount of Accrued and Unpaid Interest	Total Debenture Amount to Be Converted on the Conversion Date	Total Percentage to be Converted on the Date Hereof
The Runnels Family Trust DTD 1-11-2000	$854,229.90	$0	$854,229.90	100%
Jonathan & Nancy Glaser Family Trust DTD 12-16-98	$1,159,459.80	$0	$1,159,459.80	100%
Wallington Investment Holdings, Ltd.	$2,090,180.12	$0	$2,090,180.12	100%
EZ Colony Partners, LLC	$1,541,572.17	$0	$1,541,572.17	100%
Steven B. Dunn & Laura Dunn Revocable Trust DTD 10/28/10	$1,017,111.11	$0	$1,017,111.11	100%
EMSE LLC	$183,911.98	$0	$183,911.98	100%
TOTAL:	$6,846,465.08	$0	$6,846,465.08